NCN GROUP MANAGEMENT

EXECUTIVE EMPLOYMENT AGREEMENT

I,  CHU, Stanley Kam Wing agree to the terms and conditions of employment with NCN Group Management Limited (“Company”) set forth in this Employment Agreement (“Agreement”).  This Agreement supersedes all previous agreements, promises, representations, understandings and negotiations between the parties, whether written or oral, with respect to the subject matter hereof.

1.           Nature of Employment Relationship.  My employment with the Company commenced on June 1st  2006 pursuant to an employment contract signed with the Company (the “Prior Agreement”).  This Agreement supersedes the Prior Agreement and any other pre-existing agreement, understanding or consensus between the parties in relation to my employment with the Company, as of the date hereof.  My employment under this Agreement shall commence as of July 1, 2007 and shall continue for an indefinite period until terminated by either the Company or me as provided in Section 5 of this Agreement, in which case I will be entitled to the compensation specified in that Section.

2.           Nature of Duties.  I shall be the Company’s General Manager reporting to the Company’s Chief Executive Officer.  I shall also be the General Manager of the Company’s ultimate parent company, Network CN Inc. (“the Parent Company”). As such, I shall work exclusively for the Company, the Parent Company, subsidiaries and affiliated companies (collectively “the Group”) and shall have all of the customary powers and duties associated with this position, including day-to-day general management of the Company and the Group.  I shall devote my full business time and effort to the performance of my duties for the Company and the Group, which I shall perform faithfully and to the best of my ability.  I shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time-to-time.

3.           Place of Performance.  I shall be based in Hong Kong and/or China, except for required travel on the Company’s business.

4.           Compensation and Related Matters.

(a)           Base Salary.  The Company shall pay me a base salary of HK$50,000 per month.  My base salary shall be paid in conformity with the Company’s salary payment practices generally applicable to Company executives.  I will be eligible for pay increases as determined by the Company’s Board of Directors.

(b)           Bonuses and Long Term Incentive Compensation.  I will be eligible for bonus compensation in an amount to be determined by the Board based on the Company’s achievement of financial performance and other objectives established by the Board each year.  In addition, I will be eligible for long-term incentive compensation, such as stock grants or additional options to purchase shares of the Parent Company’s common stock, on such terms as established by the Board and the Board of the Parent Company.

21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong Tel : 2833 2186 Fax : 2295 6977

NCN GROUP MANAGEMENT

(c)           Stock Grant.  Upon the commencement of my employment under this Agreement, I will be entitled to a stock grant (“Grant”) of 1,000,000 shares of the Company’s common stock; certain percentage of the Grant shall vest and become exercisable according to the following table if I remain employed by the Company and its subsidiaries through the vesting date.

Vesting date	Stock grant
December 31, 2007	80,000 shares of the Company’s common stock
December 31, 2008	130,000 shares of the Company’s common stock
December 31, 2009	190,000 shares of the Company’s common stock
December 31, 2010	260,000 shares of the Company’s common stock
December 31, 2011	340,000 shares of the Company’s common stock

The Grant shall be subject to all terms of the Parent Company’s 2007 stock option/stock issuance plan or any future stock option/stock issuance plan under which it was issued.

(d)           Income Tax Reimbursement.  I shall receive a payment sufficient to cover the Hong Kong personal income taxes resulting from my employment under this Agreement.

(e)           Standard Benefits.  During my employment, I shall be entitled to participate in all employee benefit plans and programs, including twenty-four (24) working days of annual leave after serving every period of twelve (12) months, to the same extent generally available to Company executives, in accordance with the terms of those plans and programs.  The Company shall have the right to terminate or change any such plan or program at any time.

(f)           Indemnification.  The Company shall extend to me the same indemnification arrangements that are generally provided to directors or other similarly situated Company employees, including after termination of my employment.

(g)           Expense Reimbursement.  I shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses I incur in connection with my employment, but I must incur and account for those expenses in accordance with the policies and procedures established by the Company.

(h)           Sarbanes-Oxley Act Loan Prohibition.  To the extent that any Company benefit, program, practice, arrangement or this Agreement would or might otherwise result in my receipt of a illegal loan (“Loan”), the Company shall use reasonable efforts to provide me with a substitute for the Loan that is lawful and of at least equal value to me.  If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to me or provide me a substitute for it.

21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong Tel : 2833 2186 Fax : 2295 6977

NCN GROUP MANAGEMENT

5.           Termination.

(a)           Notice Period.  Either party has to provide a three-month advance notice in writing to the other party for the termination of this employment contract.

(b)           Rights and Duties.  If my employment is terminated, I shall be entitled to the amounts or benefits shown in the applicable row in the following table, subject to the balance of this Section 5.  The Company and I shall have no further obligations to each other, except the Company’s ongoing indemnification obligation under Section 4(e), my confidentiality and other obligations to the Company, and our mutual arbitration obligations under Section 8, or as set forth in any agreement I subsequently enter into with the Company.

DISCHARGE FOR CAUSE
Payment or provision when due of (1) any unpaid base salary, expense reimbursements, and vacation days accrued but not used prior to termination of employment, and (2) other unpaid vested amounts or benefits under Company compensation, incentive and benefit plans.

DISABILITY
Same as for “Discharge for Cause”, EXCEPT that I also shall be potentially eligible for disability benefits under any Company-provided disability plan in which I then participate, and I shall be entitled to accelerated vesting of all stock grants I have been granted that, as of the date of such disability, remain unexercised and unvested, to the extent permissible by law.

DISCHARGE OTHER THAN FOR CAUSE OR DISABILITY
Same as for “Discharge for Cause”, EXCEPT that, in exchange for my execution of a general release document in a form provided by and acceptable to the Company, my base salary payments at my annual salary rate at the time, but not my employment, shall (1) where there has been no Change In Control (as defined below), continue for 48 months, or (2) where there has been a Change in Control in the preceding one (1) year, continue for 60 months.  Such payments shall be payable in one lump sum immediately upon the termination of employment.  In addition, I shall be entitled to accelerated vesting of all stock grants, as of the date of such termination Other Than for Cause, remain unexercised and unvested, to the extent permissible by law.

RESIGNATION WITHOUT GOOD REASON	Same as for “Discharge for Cause”.
RESIGNATION WITH GOOD REASON	Same as for “Discharge Other Than for Cause or Disability”.
DEATH	Same as for “Disability,” EXCEPT that payments shall be made to the person or entity prescribed by me or Company policies.

21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong Tel : 2833 2186 Fax : 2295 6977

NCN GROUP MANAGEMENT

(c)           Change in Control.  “Change in Control” means (i) the acquisition of more than 50% of the outstanding voting securities of the Company by an individual person or an entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of related transactions; (ii) a merger or consolidation of the Company with or into another entity after which the stockholders of the Company immediately prior to such transaction hold less than 50% of the voting securities of the surviving entities; or (iii) a sale of all or substantially all of the assets of the Company.

(d)           Discharge for Cause.  The Company may terminate my employment at any time if it believes in good faith that it has Cause to terminate me.  “Cause” shall include, but not be limited to:

(i)         my refusal to follow lawful directions or my material failure to perform my duties (other than by reason of physical or mental illness, injury, or condition), in either case, after I have been given notice of my default and a reasonable opportunity to cure it;

(ii)         my failure to comply with any Company policy;

(iii)                    my engaging in conduct that is or may be unlawful, or to the possible detriment of the Company and its affiliates, and their predecessors and successors, or my own reputation; or

(iv)                    my seeking, exploring or accepting a position with another business enterprise or venture without the Company’s written consent at any time before I have resigned from the Company or been discharged.

If I am discharged for Cause, I will only receive the benefits to which I am entitled under Section 5(b).

(e)           Termination for Disability.  The Company may terminate my employment on account of Disability, or may transfer me to inactive employment status, which shall have the same effect under this Agreement as a termination for Disability.  “Disability” means a physical or mental illness, injury, or condition that prevents me from performing substantially all of my duties under this Agreement for at least 90 consecutive calendar days or for at least 120 calendar days, whether or not consecutive, in any 365 calendar day period, or is likely to do so, as certified by a physician selected by the Company or its Board of Directors.

21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong Tel : 2833 2186 Fax : 2295 6977

NCN GROUP MANAGEMENT

(f)           Discharge Other Than for Cause or Disability.  The Company may terminate my employment at any time for any reason, and without advance written notice, and I will receive the same benefits as specified for “Discharge for Cause” in Section 5(b), above.  If I am terminated by the Company other than for Cause or for Disability, I will receive the payments described for “Discharge Other Than For Cause Or For Disability” in the chart in Section 5(b) only if I sign a general release form furnished to me by the Company within 60 days after my employment ends, and I do not thereafter properly revoke the release, if it provides for revocation.

(g)           Resignation.  I may resign my employment with or without “Good Reason” at any time.  If I provide notice, the Company may advance the effective date of my resignation if it does not need the amount of notice I provide.  If I resign without Good Reason, I will receive the same payments as a “Discharge for Cause”, as described in the chart in Section 5(b).  If I resign with Good Reason, I will receive the same payments as a “Discharge Other Than for Cause or Disability”, described in the chart in Section 5(b), if I sign a general release form furnished to me by the Company and I do not thereafter properly revoke the release, if it provides for revocation.  “Good Reason” means that, without my express written consent, one or more of the following events occurred after I sign this Agreement:

(i)         Demotion.  My duties or responsibilities are substantially and adversely diminished from those in effect immediately before the change in my position, other than merely as a result of the Company ceasing to be a public company, a change in my title, or my transfer to an affiliated company that assumes this Agreement.

(ii)         Salary Reduction.  My annual base salary is reduced, other than as part of across-the-board salary reductions affecting all executives of similar status employed by the Company or any entity in control of the Company.

(iii)                    Relocation.  My principal office is transferred to another location outside Hong Kong or which is more than 60 highway miles from where my principal office is located when I sign this Agreement, unless I agree in writing to a relocation of a greater distance.

(iv)                    Discontinuance of Compensation Plan Participation.  The Company fails to continue, or continue my participation in, any employee benefit plan or compensation plan in which I participated immediately before the event causing my resignation, which discontinuance is material to my total compensation, unless an equitable substitute arrangement has been adopted or made available on a basis not materially less favorable to me than the plan in effect immediately before the event causing my resignation, whether as to the benefits I receive or my level of participation relative to other participants.

(v)         Dilution or Restructuring of Shares.  Dilution or restructuring of the equity or debenture capital of the Company thereby causing a substantial depreciation of the market price or monetary worth of the shares of the Company or otherwise substantially compromising the monetary value of the Grant.

(vi)                    Defaults on the part of the Company.  The refusal or inability on the part of the Company to provide Income Tax Reimbursement or Expense Reimbursement under Section 4 hereof for income tax and expenses that were properly incurred by me or to extend indemnification arrangement to me under Section 4.

21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong Tel : 2833 2186 Fax : 2295 6977

NCN GROUP MANAGEMENT

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (i) I do not terminate employment within 45 days after the event occurs; (ii) before I terminate employment, the Company reverses the action or cures the default that constitutes Good Reason within 10 days after I notify it in writing that Good Reason exists; or (iii) I was a primary instigator of the Good Reason event and the circumstances make it inappropriate for me to receive Good Reason resignation benefits under this Agreement (e.g., I agree temporarily to relinquish my position on the occurrence of a merger transaction I negotiate).

(h)           Death.  If I die while employed under this Agreement, the payments required by Section 5(b) in the event of my death shall be made.

(i)           Transfers to Affiliates or Successors.  My transfer to an affiliate or successor of the Company shall not be deemed a termination of my employment under this Agreement, unless the affiliate or successor refuses to assume this Agreement, in which case I will receive the continued salary payments described in Section 5(b) for “Discharge Other Than for Cause or Disability,” if I sign a general release form provided to me by the Company and I do not thereafter properly revoke the release, if it provides for revocation.

(j)           Offset.  Any amounts payable to me under this Section 5 shall first be offset against any amounts I owe the Company at the time of termination.

6.           Confidentiality.  I acknowledge that I currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans and business methods of the Company (“Confidential Information”).

(a)           Promise Not to Disclose.  I promise never to use or disclose any Confidential Information before it has become generally known within the industry through no fault of my own.  I agree that this promise shall never expire.

(b)           Promise Not to Solicit.  To prevent me from inevitably breaking this promise, I further agree that, while this Agreement is in effect and for 6 months after its termination: (i) as to any customer or supplier of the Company with whom I had dealings or about whom I acquired Confidential Information during my employment, I will not solicit or attempt to solicit (or assist others to solicit) the customer or supplier to do business with any person or entity other than the Company; and (ii) I will not solicit or attempt to solicit (or assist others to solicit) for employment any person who is, or within the preceding 6 months was, an officer, manager, employee or consultant of the Company.

(c)           Promise Not to Engage in Certain Employment.  I agree that, while this Agreement is in effect and for 6 months after its termination, I will not accept any employment or engage in any activity, without the written consent of the Board, if the loyal and complete fulfillment of my duties in such employment would inevitably require me to reveal or utilize Confidential Information, as reasonably determined by the Board.

(d)           Return of Information.  When my employment with the Company ends, I will promptly deliver to the Company, or, at its written instruction, will destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies of such materials, of or pertaining to the Company or any of its affiliated entities which are in my possession or control.  In addition, during my employment with the Company, and thereafter, I agree to meet with Company personnel as reasonably requested by the Board, and, based on knowledge or insights I gained during my employment with the Company, answer any question they may have related to the Company’s business and operations.

21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong Tel : 2833 2186 Fax : 2295 6977

NCN GROUP MANAGEMENT

(e)           Intellectual Property.  Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations and photographs that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made or reduced to writing or practice during my employment with the Company, except intellectual property that has no relation to the Company or any of its customers that I developed purely on my own time and at my own expense, shall be the sole and exclusive property of the Company, and I hereby assign all my rights, title and interest in any such intellectual property to the Company.

(f)           Enforcement of this Section.  This Section shall survive the termination of this Agreement for any reason.  I acknowledge that (i) my services are of a special, unique and extraordinary character and it would be very difficult and impossible to replace them, (ii) this Section’s terms are reasonable and necessary to protect the Company’s legitimate interest, (iii) this Section’s restrictions will not prevent me from earning or seeking a livelihood, (iv) this Section’s restrictions shall apply wherever permitted by law, and (v) my violation of any of this Section’s terms would irreparably harm the Company.  Accordingly, I agree that, if I violate any of the provisions of this Section, or the Confidentiality Agreement, the Company or any of its affiliated entities shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining me from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking.

7.           Notice.

(a)           To the Company.  I will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies me to use):

If Mailed: NCN Group Management Limited.
Attn: Chief Executive Officer
21st Floor, Chinachem Century Tower, 178 Gloucester Road Hong Kong

If Faxed: NCN Group Management Limited
Attn: Chief Executive Officer
Fax: (852)-22956977
Tel.: (852)-28332186

(b)           To Me.  All communications from the Company to me relating to this Agreement must be sent to me in writing at my Company office or in any other manner I notify the Company to use.

(c)           Time Notice Deemed Given.  Notice shall be deemed to have been given when delivered or, if earlier (1) when mailed by certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this Section.

21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong Tel : 2833 2186 Fax : 2295 6977

NCN GROUP MANAGEMENT

8.           Arbitration of Disputes.  If any legally actionable dispute arises which cannot be resolved by mutual discussion between the Company and me, we each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law.  Said arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services or such other arbitration service as we agree upon, and the law of Hong Kong.  The Company will be responsible for paying any filing fee and the fees and costs of the arbitrator, unless I initiate the claim, in which case I will contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in Hong Kong.  The Company and I agree that this promise to arbitrate covers any disputes that the Company may have against me, or that I may have against the Company and/or its related entities and/or their owners, directors, officers and employees, arising out of or relating to this Agreement, the employment relationship or termination of employment, including any claims concerning the validity, interpretation, effect or violation of this Agreement; discrimination, harassment or retaliation in violation of any federal, state or local law; and any other aspect of my compensation, training, or employment.  The Company and I further agree that arbitration as provided in this Section shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either of us for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency.  The Company and I also agree that any such arbitration shall be conducted in Hong Kong, unless otherwise mutually agreed.

9.           Golden Parachute Limitation.  I agree that my payments and benefits under this Agreement, and all other contracts, arrangements or programs, shall not, in the aggregate, exceed the maximum amount that may be paid to me without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors.  If any benefits must be cut back to avoid triggering such penalties, my benefits shall be cut back in the priority order designated by the Company.  If an amount in excess of the limits set forth in this Section is paid to me, I will repay the excess amount to the Company upon demand, with interest at the rate provided for in Internal Revenue Code Section 124(b)(2)(B).  The Company and I agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits I receive.

10.           Amendment.  No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by me and a duly authorized Company officer.  Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

11.           Interpretation and Exclusive Forum.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Hong Kong (excluding any that mandate the use of another jurisdiction’s laws).  Any arbitration (unless otherwise mutually agreed), litigation or similar proceeding with respect to such matters only may be brought within Hong Kong, and all parties to this Agreement submit to the jurisdiction of the courts of law in Hong Kong.

21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong Tel : 2833 2186 Fax : 2295 6977

NCN GROUP MANAGEMENT

12.           Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, me and my estate, but I may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which I participate.  Without my consent, the Company may assign this Agreement to any affiliate or successor that agrees in writing to be bound by this Agreement, after which any reference to the “Company” in this Agreement shall be deemed to be a reference to the affiliate or successor, and the Company thereafter shall have no further primary, secondary or other responsibilities or liabilities under this Agreement of any kind.

13.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

15.           Entire Agreement.  All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.

I ACKNOWLEDGE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I FURTHER ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ALL OF IT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISHED TO DO SO.  I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong Tel : 2833 2186 Fax : 2295 6977

NCN GROUP MANAGEMENT

Date: July 23, 2007	By:	/s/ CHU, Stanley Kam Wing
CHU, Stanley Kam Wing

NCN Group Management Limited

Date: July 23, 2007	By:	/s/ HUI, Chin Tong Godfrey
HUI, Chin Tong Godfrey

Its: Chief Executive Officer

21/F, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong Tel : 2833 2186 Fax : 2295 6977